Exhibit 10.ooo

Adopted by the Benefits Committee

of Cinergy Corp. on December 16, 2003

AMENDMENT TO THE

CINERGY CORP. EXCESS PENSION PLAN

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of January 1, 1998, and as amended from time to time (the “Plan”), is hereby amended effective for compensation received on or after January 1, 2004.

(1)           Explanation of Amendment

The Plan is amended to provide that the benefits under the Plan shall be calculated with a cap on the amount of any bonus received on or after January 1, 2004 that will be included in eligible earnings for employees in the Cinergy Corp. Commercial Business Unit (formerly known as the Energy Merchant Business Unit).

(2)           Amendment

                                                  Article 4 of the Plan is hereby amended by adding the following at the end thereof:

                                                  “Effective with respect to amounts received on or after January 1, 2004, notwithstanding any other provision of the Plan, for purposes of calculating the Maximum Benefit and Unrestricted Benefit of any Participant who is an employee in the Commercial Business Unit: (i) the amount of the Annual Performance Cash Award (as defined in Cinergy’s Pension Plan) that is to be taken into account under Cinergy’s Pension Plan for a Plan Year shall not exceed the Participant’s rate of annual Base Salary or Base Wage (as those terms are defined in Cinergy’s Pension Plan), as applicable, as of the last day of the performance period for which the Annual Performance Cash Award (as defined in Cinergy’s Pension Plan) is calculated and (ii) for purposes of clarity, any amount payable under the Commercial Business Unit Annual Incentive Plan (formerly known as the Energy Merchant Business Unit Annual Incentive Plan) or any other annual incentive plan maintained by the Commercial Business Unit that is automatically deferred until a subsequent Plan Year shall not be considered as part of the Participant’s Annual Performance Cash Award (as defined in Cinergy’s Pension Plan), provided, however, that the limitations contained in this sentence shall not apply to amounts payable under the Cinergy Corp. Annual Incentive Plan.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of the date set forth above.

By:	/s/ Timothy J. Verhagen
Timothy J. Verhagen
Vice President of Human Resources